Translation of Consent from China Economy Research Associates

Consent

To:	Oriental Dragon Corporation (the “Company”)

We hereby consent to the reference of our report – < The Forecasting and Analysis Report of the Market and Investment Opportunities of China Fruit Juice Industry > (the “Report”) in this registration statement and its amendment (the “Registration Statement”). The Company shall make sure that all the referenced data will be consistent with the Report.

We also consent to the filing of this consent as an exhibit to the Registration Statement, and the reference of our company name and the discussions related thereto in certain sections of the Registration Statement.

/s/ China Economy Research Associates November 2, 2010

中经数据调研顾问有限公司文件

同 意 函

Oriental Dragon Corporation：

我公司同意贵公司引用报告--《中国果汁产业市场研究及投资前景预测分析报告》中的有关数据，贵公司保证引用相关数据及章节不违背报告的意思表述。

本同意函可以作为注册声明书及其修订文件的附件，在注册声明书中引述本公司名称及本公司报告的相关内容。

中经数据调研顾问有限公司

2010 年 11 月 2 日